Exhibit 4.4

NUTRIEN LTD.

AMENDED AND RESTATED

STOCK OPTION AND TANDEM SAR PLAN

Effective Date: March 15, 1995

Last Amended and Restated Effective as of January 1, 2018

i

NUTRIEN LTD.

AMENDED AND RESTATED

STOCK OPTION AND TANDEM SAR PLAN

Effective Date: March 15, 1995

Last Amended and Restated Effective as of January 1, 2018

1.	PURPOSE OF PLAN

The purpose of the Plan is to assist officers and employees of the Corporation and of any Affiliate to participate in the growth and development of the Corporation and its Affiliates by providing such persons with the opportunity, through stock options and share appreciation rights, to participate in an increase in the equity value of the Corporation that will be aligned with the interests of the shareholders of the Corporation.

2.	DEFINED TERMS

In the Plan, the following terms shall have the following meanings, respectively:

2.1	“Affiliate” means an “affiliate” of the Corporation as defined in Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions, and for purposes of Section 1.2(b) thereof, “control” shall be interpreted with reference to Section 2.23 thereof;

2.2	“Applicable Law” means any applicable law, domestic or foreign, any applicable rules and regulations of any stock exchange on which the Shares are listed, and any regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated enforced under any applicable law.

2.3	“Board” means the board of directors of the Corporation or, if established and duly authorized to act with respect to this Plan, any committee of the board of directors of the Corporation;

2.4	“Business Day” means any day, other than a Saturday or a Sunday, on which the New York Stock Exchange, and, where the context permits, any other exchange on which the Shares are listed from time to time, is open for trading including without limitation the Toronto Stock Exchange;

2.5	“Canadian Taxpayer” means any one or more Eligible Persons in respect of whom the grant, exercise or disposition of an Option or the disposition of Shares acquired on the exercise of an Option is subject to tax under the Income Tax Act (Canada);

2.6	“Cause” includes:

(a)	theft, fraud, dishonesty, or material misconduct by the Optionee involving the property, business or affairs of the Corporation or any Affiliate or the carrying out of the Optionee’s duties to the Corporation or any Affiliate;

(b)	any material breach or non-observance by the Optionee of any term of the Optionee’s employment agreement, or any non-competition, non-solicitation or confidentiality covenants between the Optionee and the Corporation or any Affiliate (as the case may be);

(c)	any material failure by the Optionee to comply with the Corporation’s written Code of Business Conduct & Ethics, any written policies of the Corporation or any Affiliate (as the case may be), or any other obligations to the Corporation or any Affiliate (as the case may be);

(d)	the material failure by the Optionee to perform his or her duties to the Corporation or any Affiliate;

(e)	any intentional effort by the Optionee, whether by action or inaction, to trigger termination without Cause under the Optionee’s employment agreement, if any;

(f)	the breach by the Optionee of his or her fiduciary duties owed to the Corporation or any Affiliate;

(g)	any wilful act, misrepresentation or omission which the Optionee knew or should have known, would expose the Corporation or any Affiliate to material loss; or

(h)	anything that would constitute cause for the termination of the Optionee’s employment (including under the terms of any employment agreement between the Corporation or any Affiliate and the Optionee) or constitute a material breach of the Optionee’s obligations to the Corporation or any Affiliate, as interpreted under the laws applicable in the jurisdiction in which the Optionee is resident;

2.7	“Change in Ownership or Control” means:

(a)	for Options granted on or before December 31, 2012, “Change in Ownership or Control” as defined in Schedule “A”; and

(b)	for Options granted on and after January 1, 2013, “Change in Ownership or Control” as defined in Schedule “B”;

2.8	“Code” means the United States Internal Revenue Code of 1986, and the Treasury Regulations thereto;

2.9	“Corporation” means Nutrien Ltd.;

2.10	“Disability” means disability as defined by the terms of the Corporation’s or Affiliate’s disability program (as the context requires);

2.11	“Eligible Person” means:

(a)	for Options granted on or before December 31, 2014, any officer or full-time employee of the Corporation or of any Affiliate; and

(b)	for Options granted on and after January 1, 2015, any senior officer of the Corporation;

2.12	“Exercise Price” means the price per Share in U.S. dollars at which Shares may be purchased under the Option or at which SARs are granted; provided that the Exercise Price may not be less than the Market Price of the Shares in U.S. dollars on the date the Option is granted, which date must be a Business Day, as the same may be adjusted from time to time in accordance with Article 10;

2.13	“Insider” means:

(a)	an insider (as defined in Section 1(aa) of the Securities Act (Alberta)), except that a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary or an affiliate (as defined in Sections 4 and 2, respectively, of the Securities Act (Alberta)) of the Corporation shall not be an insider for purposes hereof, unless such director or senior officer:

(i)	in the ordinary course receives or has access to information as to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed;

(ii)	is a director or senior officer of a major subsidiary (as defined in National Instrument 55-101 – Insider Reporting Exemptions); or

(iii)	is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate of the Corporation; and

(b)	an associate (as defined in Section 1(c) of the Securities Act (Alberta)) or affiliate of any person who is an insider by virtue of clause (a)(i) above;

2.14	“Market Price” in U.S. dollars, at any date in respect of the Shares shall be determined by either:

(a)	the closing price of the Shares on the New York Stock Exchange in U.S. dollars on the last Business Day preceding the date on which the Option is granted by the Board; or

(b)	in the discretion of the Board, any other valuation method permitted by Treasury Regulation 1.409A 1(b)(5)(iv)(A) and satisfactory to the Toronto Stock Exchange;

provided that if “Market Price” is determined in a manner other than pursuant to Section 2.14(a), the Corporation shall first advise the Toronto Stock Exchange;

2.15	“Option” means a written or electronic agreement to purchase Shares granted under the Plan and which, for US Taxpayers, shall be subject to taxation under Code Section 83; for greater certainty, any references to an Option granted on or before December 31, 2014[1] shall include any SAR connected to the Option, as the context requires;

2.16	“Optionee” means an Eligible Person to whom an Option has been granted;

2.17	“Plan” means this written plan document and any schedules or appendices hereto, all as amended or amended and restated from time to time, which must always be in a written or electronic format;

2.18	To resign for “Good Reason” means to resign where there is:

(a)	a material, adverse reduction or material, adverse diminution in the Optionee’s reporting relationships, authority, titles, duties, position or responsibilities with the Corporation or Affiliate (as the case may be);

(b)	a reduction in the Optionee’s base salary (other than a downward adjustment based on the overall financial performance of the Corporation that affects similarly situated Eligible Participants generally);

(c)	the discontinuance of the Optionee’s eligibility to receive bonuses or other incentives, other than in accordance with the bonus or other incentive plan:

(A)	in circumstances not involving a Change in Ownership or Control, that were in effect during the fiscal year prior to the year in which the Optionee resigns for Good Reason; and

[1]	Options granted from and after January 1, 2004 and on or before December 31, 2014 have tandem SARs. Options granted from and after January 1, 2015 do not have tandem SARs.

(B)	in circumstances involving a Change in Ownership or Control, that were in effect immediately prior to the date on which the Change in Ownership or Control occurs;

in each case other than the discontinuance of a bonus or other incentive plan then in effect that is not replaced by a different bonus or incentive plan of equivalent value (and other than a downward adjustment based on the overall financial performance of the Corporation that affects similarly situated Eligible Participants generally);

(d)	the assignment to the Optionee of any significant, ongoing duties inconsistent with the Optionee’s skills, duties, position, responsibilities or status; or

(e)	any material breach of the Optionee’s employment agreement, if any;

provided that a termination of employment by the Optionee for one of the reasons set forth in clause (a), (b), (c), (d) or (e) of this definition of Good Reason will not constitute Good Reason unless, within the 30-day period immediately following the Optionee’s knowledge of the occurrence of such Good Reason event, the Optionee has given written notice to the Corporation of the event relied upon for such termination and the Corporation or Affiliate has not remedied such event within 30 days (the “Cure Period”) of the receipt of such notice. For the avoidance of doubt, the Optionee’s employment shall not be deemed to terminate for Good Reason unless and until the Cure Period has expired and, if curable, the Corporation or Affiliate has not remedied the applicable Good Reason event. The Corporation and the Optionee may mutually waive in writing any of the foregoing provisions with respect to an event that otherwise would constitute Good Reason;

2.19	“SAR” and “SARs” have the meanings ascribed thereto in Article 6 hereof;

2.20	“Security Based Compensation Arrangement” has the meaning ascribed in Section 613(b) of the Toronto Stock Exchange Company Manual, and includes:

(a)	stock option plans for the benefit of employees, insiders, service providers, or any one of such groups;

(b)	individual stock options granted to employees, service providers, or insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders;

(c)	stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;

(d)	stock appreciation rights involving issuances of securities from treasury;

(e)	any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation; and

(f)	security purchases from treasury by an employee, insider, or service provider which is financially assisted by the Corporation by any means whatsoever;

2.21	“Severance Date” means, for purposes of any Termination without Cause or Resignation for Good Reason – No Change in Ownership or Control Involved for any Optionee pursuant to Section 7.2, the date (which shall not be later than two years after the Termination Date) that is the end of the severance or notice period (whether express, implied, contractual, statutory or at common law).

2.22	Shares” means the common shares of the Corporation, or, in the event of an adjustment contemplated by Article 10, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment; provided, however, that, (i) with respect to Canadian Taxpayers, only shares which are “prescribed shares” for purposes of paragraph 110(1)(d) of the Income Tax Act (Canada) may be Shares subject to an Option, and (ii) with respect to US Taxpayers, only stock which is “service recipient stock” as defined in Treasury Regulation 1.409A 1(b)(5)(iii) may be Shares subject to an Option;

2.23	“Surrender Price” in U.S. dollars, shall be determined on the date a SAR is exercised by either (1) with respect to US Taxpayers, the closing price of a Share on the New York Stock Exchange on a Business Day in regard thereto or, in the discretion of the Board, by any other valuation method permitted by Treasury Regulation 1.409A 1(b)(5)(iv)(A); and (2) with respect to all Eligible Persons who are not US Taxpayers, the highest price of a Share on the New York Stock Exchange in U.S. dollars, or if the Shares are not listed on the New York Stock Exchange, then the highest price of a Share on the Toronto Stock Exchange on such date converted to U.S. dollars, or if the Shares are not listed on any stock exchange, then on the over-the-counter market on the date;

2.24	“Termination Date” means the earlier of:

(a)	the last day the Optionee actively reports for employment; and

(b)	the date specified as the effective date of a termination or resignation in a notice of termination given by the Corporation or any Affiliate (as the case may be) or notice of resignation by the Optionee to the Corporation or any Affiliate (as the case may be), as applicable;

for greater certainty, without regard to whether the Optionee continues thereafter to receive any compensatory payments or is paid salary or other amounts in lieu of notice; and

2.25	“US Taxpayers” means any one or more Eligible Persons whose exercise of an Option is subject to income taxation by the United States of America.

3.	ADMINISTRATION OF THE PLAN

3.1	Board / Committee. The Plan shall be administered by the Board. The Board may delegate to any director, officer, or employee of the Corporation or an Affiliate, or a committee thereof, such duties and powers relating to the Plan as the Board may see fit, subject to the requirements of Applicable Law.

3.2	Powers. The Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan, to:

(a)	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)	interpret and construe the Plan and to determine all questions arising out of the Plan and any Option granted pursuant to the Plan, and any such interpretation, construction, or termination made by the Board shall be final, binding and conclusive for all purposes on the Corporation, its Affiliates, Optionees and any other person;

(c)	grant Options;

(d)	determine which Eligible Persons are granted Options;

(e)	determine the number of Shares covered by each Option;

(f)	determine the Exercise Price (which must be paid in cash or cash equivalent);

(g)	determine the time or times when Options will be granted and exercisable (including, for greater certainty, by reason of accelerated vesting);

(h)	determine if the Shares that are subject to an Option will be subject to any restrictions upon the exercise of such Option; and

(i)	prescribe the form of documents relating to the grant, exercise, and other terms of Options.

3.3	Administration Costs. The Corporation shall be responsible for all costs relating to the administration of the Plan.

3.4	No Obligation to Fund or Secure. The Plan, including any right or entitlement of an Optionee hereunder, shall remain an unfunded and unsecured obligation of the Corporation and any applicable Affiliates. An Optionee has no rights to or interest in the Corporation’s or any Affiliate’s assets or funds except as a general unsecured creditor. Any liability of the Corporation or an Affiliate with respect to a right to payment shall be based solely upon the contractual obligations created by the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation, an Affiliate, an Optionee or any other person.

3.5	Limitation of Liability. No member of the Board will be liable for any action or determination taken or made in good faith with respect to the Plan or any Option granted thereunder and each such member of the Board shall be entitled to indemnification by the Corporation with respect to any such action or determination in the manner provided for by the Board.

4.	SHARES SUBJECT TO PLAN

Options may be granted in respect of authorized and unissued Shares, provided that the aggregate number of Shares reserved for issuance under this Plan, when combined with any other Security Based Compensation Arrangement of the Corporation, subject to adjustment or increase of such number pursuant to the provisions of Article 10, shall not exceed the aggregate number of Shares approved by the shareholders of the Corporation to be reserved for issuance under the Plan, from time to time, which number of Shares is, as at February 21, 2014, 18,650,625. Shares in respect of which Options are not exercised or in respect of which Options are terminated on the exercise of connected SARs shall be available for subsequent Options under the Plan. No fractional shares may be purchased or issued under the Plan.

5.	ELIGIBILITY, GRANT, AND TERMS OF OPTIONS

5.1	Options may be granted to Eligible Persons and shall be evidenced by a written or electronic agreement. The number of Shares subject to the Option must be fixed on the original date of the grant of the Option.

5.2	Subject to, and except as herein and as otherwise specifically provided for in this Plan, the number of Shares subject to each Option, the Exercise Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option, and other terms and conditions relating to each such Option shall be determined by the Board; provided however, that, with respect to US Taxpayers, the Option terms shall always comply with Treasury Regulation 1.409A 1(b)(5)(i)(A) and shall not include any feature for the deferral of compensation other than the deferral of recognition of income from the exercise of the Options. Further, if no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)	the period during which an Option shall be exercisable shall be ten years from the date the Option is granted to the Optionee;

(b)	the Option shall vest as to 25% of the number of Shares granted by such Option on each of the first through fourth anniversaries of the grant of such Option; and

(c)	the Exercise Price shall be deemed to be the Market Price of the Shares in U.S. dollars on the date the Option is granted, which date must be a Business Day.

5.3	The Exercise Price of Shares that are subject to any Option shall in no circumstances be lower than the Market Price of the Shares as at the date of the grant of the Option.

5.4	The maximum number of Shares in respect of which Options have been granted to any one Optionee pursuant to any Security Based Compensation Arrangement of the Corporation and which remain outstanding shall not exceed 5% of the issued and outstanding Shares (on a non-diluted basis) as at the date of the grant of the Option.

5.5	The maximum number of Shares which are issuable to Insiders at any time pursuant to any Security Based Compensation Arrangement of the Corporation shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis) as at the date of the grant of the Option.

5.6	The maximum number of Shares:

(a)	which may be issued to Insiders within a one-year period pursuant to any Security Based Compensation Arrangement of the Corporation shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis) as at the date of the grant of the Option; and

(b)	which may be issued to any one Insider within a one-year period pursuant to any Security Based Compensation Arrangement of the Corporation shall not exceed 5% of the issued and outstanding Shares (on a non-diluted basis) as at the date of the grant of the Option.

5.7	Any entitlement to acquire Shares granted pursuant to any Security Based Compensation Arrangement prior to the Optionee becoming an Insider shall be excluded for the purposes of the limits set out in Sections 5.5 and 5.6 above.

5.8	(a)Except as provided in Section 5.8(b) hereof, an Option is personal to the Optionee and is non-transferable and non-assignable, other than by will or the laws relating to intestacy. In the event of the death of the Optionee, the Option may be exercised by the legal or personal representative(s) of the estate of the Optionee.

(b)	Notwithstanding Section 5.8(a) hereof, an Optionee may transfer an Option (other than an incentive stock option under Code Section 422) to any of the following permitted assigns:

(i)	the Optionee’s spouse;

(ii)	a trustee, custodian, or administrator acting on behalf of or for the benefit of the Optionee or the Optionee’s spouse;

(iii)	a personal holding corporation, partnership (including a family limited partnership), family trust or other entity controlled by the Optionee or the Optionee’s spouse, or the shareholders, partners, or beneficiaries of which are any combination of the Optionee, the Optionee’s spouse, the Optionee’s children, or the Optionee’s grandchildren;

(iv)	an individual or other person in that person’s capacity as a trustee, executor, administrator, or personal or other legal representative controlled by the Optionee or the Optionee’s spouse; or

(v)	a registered retirement income fund or a registered retirement savings plan (as each such term is defined in the Income Tax Act (Canada)) of the Optionee or the Optionee’s spouse.

5.9	Notwithstanding Section 5.8, for Optionees who are US Taxpayers, an Option may be exercisable only by such Optionee during his lifetime unless transferred in connection with a divorce. An Option may not be transferred in connection with a divorce if the Option is unvested at the time of transfer or if the Optionee’s rights to the Option are subject to substantial contingencies at the time of transfer.

6.	ELIGIBILITY, GRANT, AND TERMS OF TANDEM SARS

At the discretion of the Board, an Option granted under this Plan on or before December 31, 2014 may have connected therewith, at or after the time of the grant, a number of stock appreciation rights (a “SAR” or “SARs”), which number must be fixed on the date of the grant of the SARs and shall be equal to the number of Shares covered by the Option. For greater certainty, an Option granted under this Plan from and after January 1, 2015 may not have a SAR connected therewith. The grant of any SAR shall be in a written or electronic document. Each SAR in respect of a Share shall entitle the Optionee, at his or her option, and subject to satisfaction of any applicable vesting condition, to surrender to the Corporation on any Business Day, unexercised, the right to subscribe for such Share pursuant to the related Option. Upon such exercise, the Optionee shall receive from the Corporation or an Affiliate, as applicable, cash in an amount equal to the excess of the Surrender Price over the Exercise Price provided in the related Option, net of any applicable withholding (including employment taxes). Each exercise of a SAR in respect of a Share covered by a related Option shall terminate that Option in respect of such Share and such Option in respect of such Share shall be of no further force or effect. Unexercised SARs shall terminate when the related Option is exercised or such Option terminates or expires, as applicable. A SAR is personal to the Optionee and is non-transferable and non-assignable, except in connection with the transfer of an Option in accordance with Section 5.8 hereof. Notwithstanding any other Plan provision, (i) the Corporation shall make the election in prescribed form under Subsection 110(1.1) of the Income Tax Act (Canada) in respect of a SAR exercised by a

Canadian Taxpayer, and (ii) this Article 6 shall at all times comply with the requirements of Treasury Regulation 1.409A 1(b)(5)(i)(B) in regard to any SARs owned by Optionees who are US Taxpayers and shall not include any feature for the deferral of compensation other than the deferral of recognition of income from the exercise of the SARs.

7.	TERMINATION OF POSITION AND CHANGE IN OWNERSHIP OR CONTROL

7.1	An Option and all rights to purchase Shares pursuant thereto shall expire in accordance with the terms of the Option, subject to earlier termination of the Option in accordance with Section 7.2.

7.2	Notwithstanding Section 7.1, unless otherwise determined by the Human Resources & Compensation Committee (or by the Chairman of such Committee in circumstances involving individual Designated Employees), if an Optionee’s employment with the Corporation (or any Affiliate) terminates in any of the following circumstances, Options shall be treated in the manner set forth below:

Reason for Termination	Acceleration of Vesting	Expiry of Vested Option

Options Granted On or Before December 31, 2012:

Death	Options shall vest and become immediately exercisable	Options expire on the earlier of the scheduled expiry date of the Option and one year from the event

Retirement Required by Corporation before Age 65	Options continue to vest in accordance with the terms of the Option	Options expire on the earlier of the scheduled expiry date of the Option and four years from the date upon which notice of dismissal or termination of employment is provided to the Optionee by the Corporation

Retirement at Age 60 or Older	Options continue to vest in accordance with the terms of the Option	Options expire on the scheduled expiry date of the Option

Early Retirement at the election of the Optionee upon Optionee attaining both (i) Age 55 to 59 (inclusive) and (ii) 20 Years or More Service with the Corporation or predecessor companies	Options continue to vest in accordance with the terms of the Option	Options expire on the earlier of the scheduled expiry date of the Option and four years from the date upon which the Optionee ceases employment with the Corporation

Reason for Termination	Acceleration of Vesting	Expiry of Vested Option
Early Retirement at the election of the Optionee upon Optionee attaining Age 55 to 59 (inclusive) without 20 Years or More Service with the Corporation or predecessor companies

Options continue to vest for a period of 60 days following the date upon which the Optionee ceases employment with the Corporation in accordance with the terms of the Option

Unvested Options as of the end of the 60 day period are forfeited

Options expire on the earlier of the scheduled expiry date of the Option and four years from the date upon which the Optionee ceases employment with the Corporation

Resignation	Options continue to vest for a period of 60 days following the date of resignation in accordance with the terms of the Option Unvested Options as of the end of the 60 day period are forfeited	Options expire on the earlier of the scheduled expiry date of the Option and 60 days following the date of resignation

Termination without cause	Options shall vest and become immediately exercisable	Options expire on the earlier of the scheduled expiry date of the Option and one year from the end of the agreed or otherwise binding severance period

Change in Ownership or Control	Options shall vest and become immediately exercisable	Options expire on the earlier of the scheduled expiry date of the Option and the expiry date fixed by resolution of the Board

Termination with cause or any other termination, other than upon a Change in Ownership or Control	Unvested Options continue to vest for a period of 60 days following termination in accordance with their terms Unvested Options as of the end of the 60 day period are forfeited	Options expire on the earlier of the scheduled expiry date of the Option and 60 days following the effective date of resignation

Options Granted On and After January 1, 2013:

Death	Options shall vest and become immediately exercisable	Options expire on the earlier of the scheduled expiry date of the Option and one year from the event

Disability	Options shall vest and become immediately exercisable	Options expire on the earlier of the scheduled expiry date of the Option and one year from the event

Retirement at Age 60 or Older	Options continue to vest in accordance with the terms of the Option	Options expire on the scheduled expiry date of the Option

Reason for Termination	Acceleration of Vesting	Expiry of Vested Option

Retirement at Age 55 to 59 (inclusive)	Unvested Options as of the effective date of retirement are forfeited	Options expire on the earlier of the scheduled expiry date of the Option and five years from the effective date of retirement

Resignation without Good Reason	Unvested Options as of the Termination Date are forfeited	Options expire on the earlier of the scheduled expiry date of the Option and 90 days following the Termination Date

Termination without Cause or Resignation for Good Reason—No Change in Ownership or Control Involved	Unvested Options as of the Severance Date are forfeited	Options expire on the earlier of scheduled expiry date of the Option and 90 days following the Severance Date

Change in Ownership or Control	Options vest in accordance with Section 10.1(b)	Options expire on the scheduled expiry date of the Option

Termination with cause, whether defined in this Plan or otherwise	All vested and unvested Options as of the Termination Date are forfeited	All vested and unvested Options as of the Termination Date are forfeited

7.3	Options shall not be affected by any change of employment of the Optionee where the Optionee continues to be employed on a full-time basis by, or continues to be an officer of, the Corporation (including for purposes of this Section any Affiliate).

7.4	If an Option expires during, or within five Business Days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of the Plan, the expiry date of the Option shall be deemed to be extended for a period of ten Business Days less the number of Business Days between the date on which the trading black-out period is lifted by the Corporation and the date on which the Option would have otherwise expired.

8.	EXERCISE OF OPTIONS

8.1	Subject to the provisions of the Plan, an Option may be exercised from time to time by notification by the Optionee using the automated web-based participant platform provided at the direction of the Corporation to facilitate the administration of the Corporation’s stock-based compensation programs, including this Plan. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and full payment in cash or cash equivalent.

8.2	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of an Option shall be subject to:

(a)	completion of such registration or other qualification of such Shares or obtaining approval of such governmental authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance, or sale thereof;

(b)	the listing of such Shares on any stock exchange on which the Shares may then be listed; and

(c)	the receipt from the Optionee of such representations, agreements, and undertakings, including as to future dealings in such Shares, as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations, and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

8.3	Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation or any Affiliate may require as a condition for the exercise of an Option an arrangement satisfactory to the Corporation or Affiliate concerning any and all employment taxes that may be due as a result of the exercise of the Option. Any such arrangement could include, but is not limited to, the following terms:

(a)	the Optionee’s remittance to the Corporation or Affiliate of the amount of employment taxes required to be withheld in the transaction; or

(b)	for Optionees who are existing employees, the employment taxes required to be withheld in the transaction could be withheld from the Optionee’s other cash compensation.

9.	EXERCISE OF SARS

9.1	Subject to the provisions of the Plan, SARs may be exercised from time to time by notification by the Optionee using the automated web-based participant platform provided at the direction of the Corporation to facilitate the administration of the Corporation’s stock-based compensation programs, including this Plan. Cash in an amount equal to the aggregate of the amounts payable under Article 6 in respect of the surrender of such rights, net of any applicable withholdings (including employment taxes), shall be delivered to the Optionee within a reasonable time following the receipt of such notice.

9.2	Payments pursuant to this Article 9 shall be made timely by either the Corporation or the Affiliate that employs the Optionee, as directed by the Board from time to time.

10.	CHANGE IN OWNERSHIP OR CONTROL / ADJUSTMENT PROVISIONS

10.1	The following shall apply in the event of a Change in Ownership or Control:

(a)	Options Granted On or Before December 31, 2012. With respect to Options granted on or before December 31, 2012 only, in circumstances where the holders of Shares or vested Options would have the right to vote or dissent in respect of or participate in a transaction or transactions giving rise to a Change in Ownership or Control event described in clauses (i), (iii), (iv), or (vi) of the definition of Change in Ownership or Control set forth in Schedule “A”:

(i)	the Corporation shall ensure that each Optionee shall have the same such rights to vote, dissent, or participate as such Optionee would have if, at all material times, the Optionee’s outstanding unvested Options were vested and the Optionee’s Options (vested and unvested) had been fully exercised by the Optionee at all material times; and

(ii)	upon the occurrence of such Change in Ownership or Control event, the Optionee shall execute and deliver such documents and instruments and take such other action including, without limitation, exercise of Options vesting upon such occurrence pursuant to Section 7.2, as may be required by the Corporation, consistent with the Optionee’s exercise of the rights pursuant to Section 10.1(a)(i) above.

(b)	Options Granted On and After January 1, 2013. With respect to Options granted on and after January 1, 2013 only, if a Change in Ownership or Control event described in Schedule “B” shall conclusively be deemed to have occurred and at least one of the two additional circumstances described below occurs:

(i)	upon the Change in Ownership or Control event the surviving corporation (or any affiliate thereof) or the potential successor (or any affiliate thereto) does not continue or assume the Corporation’s obligations with respect to each Option or does not provide for the conversion or replacement of each Option with an equivalent award that satisfies the criteria set forth in Section 10.1(b)(A) or Section 10.1(b)(B), respectively; or

(ii)	in the event that the Options are continued, assumed, converted or replaced as contemplated in Section 10.1(b)(i), during the two-year period following the effective date of a Change in Ownership or Control, the Optionee is terminated without Cause or the Optionee resigns for Good Reason;

then there shall be immediate full vesting of each outstanding Option and each Option may be exercised, in whole or in part, even if such Option is not otherwise exercisable in accordance with its terms. For purposes of Section 10.1(b)(i):

(A)	the obligations with respect to each Option shall be considered to have been continued or assumed by the surviving corporation (or any affiliate thereto) or the potential successor (or any affiliate thereto), if each of the following conditions are met, which determination shall be made solely in the discretionary judgment of the Board, which determination shall be made in advance of the effective date of the Change in Ownership or Control event and shall be final and binding, subject to Applicable Law:

(I)	the Shares remain publicly held and widely traded on an established stock exchange; and

(II)	the terms of the Plan and each Option are not altered or impaired without the consent of the Optionee;

(B)	the obligations with respect to each Option shall be considered to have been converted or replaced with an equivalent award by the surviving corporation (or any affiliate thereto) or the potential successor (or any affiliate thereto), if each of the following conditions are met, which determination shall be made solely in the discretionary judgment of the Board, which determination shall be made in advance of the effective date of the Change in Ownership or Control event and shall be final and binding, subject to Applicable Law:

(I)	each Option is converted or replaced with a replacement award in a manner that qualifies under Subsection 7(1.4) of the Income Tax Act (Canada) in the case of an Optionee that is a Canadian Taxpayer or that complies with Code Section 409A in the case of an Optionee that is a US Taxpayer on all or any portion of the benefit arising in connection with the grant, exercise and/or other disposition of such award;

(II)	the converted or replaced award preserves the existing value of each underlying Option being replaced, contains provisions for scheduled vesting and treatment on termination of employment (including the definition of Cause and Good Reason) that are no less favourable to the Optionee than the underlying Option being replaced, and all other terms of the converted award or replacement award (other than the security and number of shares represented by the continued award or replacement award) are substantially similar to the underlying Option being converted or replaced; and

(III)	the security underlying the converted or replaced award is of a class that is publicly held and widely traded on an established stock exchange.

(c)	All Options. If a Change in Ownership or Control event described in Schedule “B” shall conclusively be deemed to have occurred, the Board may, in advance of the effective date of the Change in Ownership or Control, cause all of the following events to occur:

(i)	the Board may accelerate the dates upon which any or all outstanding Options shall vest and be exercisable, without regard to whether such Options have otherwise vested in accordance with their terms;

(ii)	the Board shall have the right, but not the obligation, and without the consent of any Optionee, to permit each Optionee, within a specified period of time prior to the completion of the Change in Ownership or Control as determined by the Board, to exercise all of the Optionee’s outstanding Options (to the extent then vested and exercisable, including by reason of accelerated vesting), but subject to and conditional upon the completion of the Change in Ownership or Control event;

(iii)	the Optionee shall execute such documents and instruments and take such other actions, including exercise of vested Options, as may be required consistent with the foregoing; provided, however, that the exercise of vested Options pursuant to this Section 10.1(c)(iii) shall be subject to the completion of the Change in Ownership or Control event;

(iv)

subject to and conditional upon completion of the Change in Ownership or Control event, then there shall be immediate full vesting of each outstanding Option and the Optionee shall (as soon as practicable) be entitled to receive a lump sum cash amount equal to the excess, if any, between the Exercise Price and the market price per Share on the date the Option is terminated (subject to Section 7.4), and thereafter the Plan and all outstanding all Options with an Exercise Price that exceeds the market price per Share on the date the Option is terminated (subject to Section 7.4) shall be deemed to be terminated; and

(v)	Subject to any other terms of the Plan, in taking any of the actions contemplated by this Section 10.1(c), the Board shall not be obligated to treat all Options held by any Optionee, or all Options in general, identically.

In the event a Change in Ownership or Control is not completed, the Corporation may revoke any action previously taken under this Section 10.1(c). The Corporation may exercise such right by notice in writing to the Grantee and Options shall thereafter continue to be allocated to the Grantee in accordance with their terms.

This Section 10.1(c) is intended to be permissive and may be utilized independently or successively or in combination or otherwise.

10.2	Appropriate adjustments regarding Options granted or to be granted, in the number of Shares covered by the outstanding Option and in the Exercise Price, shall be made by the Board to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations, or reclassifications of the Shares, the payment of stock dividends by the Corporation (other than dividends in the ordinary course) or other relevant changes in the capital stock of the Corporation. The appropriate adjustment in any particular circumstance shall be conclusively determined by the Board in its sole discretion, subject to approval by the shareholders of the Corporation and to acceptance by the Toronto Stock Exchange, respectively, if applicable. No adjustment shall be made pursuant to this Section 10.2 with regard to US Taxpayers unless consistent with the terms of the Code Section 409A Treasury Regulations which provide for the exemptions of stock options and SARs from Code Section 409A and shall not include any feature for the deferral of compensation other than the deferral of recognition of income from the exercise of the Options and SARs.

11.	AMENDMENT OR DISCONTINUANCE OF PLAN AND OPTIONS GRANTED UNDER THE PLAN

11.1	The Board may amend, suspend, or discontinue the Plan, and amend or discontinue any Options granted under the Plan, at any time. Without limiting the foregoing, the Board is specifically authorized to amend the terms of the Plan, and the terms of any Options granted under the Plan, without obtaining shareholder approval, to:

(a)	amend the vesting provisions in circumstances involving the retirement, termination, death, or Disability of Optionees;

(b)	amend the provisions relating to a Change in Ownership or Control;

(c)	amend the termination provisions, except as otherwise provided in Section 11.3(b) hereof;

(d)	amend the eligibility requirements of Eligible Persons which would have the potential of broadening or increasing Insider participation, except as otherwise provided in Section 11.2(c) hereof;

(e)	add any form of financial assistance;

(f)	amend a financial assistance provision which is more favourable to Eligible Persons;

(g)	add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Shares from the reserved Shares;

(h)	add a deferred or restricted share unit or any other provision which results in Eligible Persons receiving securities while no cash consideration is received by the Corporation; and

(i)	make other amendments of a housekeeping nature.

For greater certainty, the Board may at any time without requiring the consent or agreement of an Optionee add SARs to any Option granted on or before December 31, 2014, that was granted without connected SARs.

11.2	Notwithstanding Section 11.1, no amendments to the Plan to:

(a)	increase the number of Shares reserved for issuance under the Plan (including a change from a fixed maximum number of Shares to a fixed maximum percentage of Shares);

(b)	change the manner of determining the Exercise Price so that the Exercise Price is less than the Market Price of the Shares on the date on which the Options are granted by the Board;

(c)	include directors who are not also Eligible Persons;

(d)	amend Section 5.8 hereof; or

(e)	amend the amending provisions set forth in Sections 11.1, 11.2 or 11.3;

shall be made without obtaining approval of the shareholders in accordance with the requirements of the Toronto Stock Exchange.

11.3	Notwithstanding Section 11.1, no amendments to granted Options to:

(a)	reduce the Exercise Price, or cancel and reissue any Options so as to in effect reduce the Exercise Price;

(b)	extend the termination date beyond the original expiration date, other than in accordance with Section 7.4 hereof; or

(c)	permit granted Options to be transferable or assignable other than in accordance with Section 5.8 hereof;

shall be made without obtaining approval of the shareholders in accordance with the requirements of the Toronto Stock Exchange; and no action shall be taken with respect to granted Options without the consent of the Optionee, unless the Board determines that such action does not materially alter or impair such Option.

11.4	No amendment, suspension, or discontinuance of the Plan or of any granted Option may contravene the requirements of the Toronto Stock Exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject.

12.	PRIORITY CLAUSE

In the event of any inconsistency or conflict between the provisions of (i) the Plan and/or an Optionee’s Option, and (ii) any written agreement between the Optionee and the Corporation or Affiliate (as applicable) (as amended from time to time), with respect to the circumstances or the dates upon which Options shall vest and/or be exercisable, or the expiry, forfeiture or termination of such Options, the provisions of the written agreement between the Optionee and the Corporation or Affiliate (as applicable) shall prevail with respect to the Optionee to the extent that such provisions are more favourable to the Optionee.

13.	ACCOUNTS AND STATEMENTS

The Corporation shall maintain, or cause to be maintained, records of the details of each Option granted to each Optionee under the Plan. Upon request therefor from an Optionee and at such other times as the Corporation shall determine, the Corporation shall furnish, or cause to be furnished, to the Optionee a statement setting forth details of his or her Options. Such statement shall be deemed to have been accepted by the Optionee as correct unless written notice to the contrary is given to the Corporation within 10 days after such statement is given to the Optionee.

14.	NOTICES

14.1	Any payment, notice, statement, certificate, or other instrument required or permitted to be given to an Optionee or any person claiming or deriving any rights through him or her shall be given by:

(a)	using the automated web-based participant platform provided at the direction of the Corporation to facilitate the administration of the Corporation’s stock-based compensation programs, including this Plan;

(b)	delivering it personally to the Optionee or the person claiming or deriving rights to him or her, as the case may be; or

(c)	mailing it, postage paid (provided that the postal service is then in operation), or otherwise having it delivered to the address which is maintained for the Optionee in the Corporation’s or the Affiliate’s (as the case may be) personnel records.

14.2	Any payment, notice, statement, certificate or instrument required or permitted to be given to the Corporation shall be given by personal delivery, by mailing it, postage prepaid (provided that the postal service is then in operation), or by otherwise having it delivered to the Corporation at the following address:

Nutrien Ltd.

13131 Lake Fraser Drive S.E.

Calgary, Alberta T2J 7E8

Attention: Corporate Secretary

14.3	Any payment, notice, statement, certificate or instrument referred to in Sections 14.1 or 14.2, if delivered, shall be deemed to have been given or delivered, on the date on which it was delivered or, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second Business Day following the date on which it was mailed.

15.	MISCELLANEOUS

15.1	No Rights as Shareholder. The holder of an Option shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until such holder shall have exercised such Option in accordance with the terms of the Plan and the issuance of the Shares by the Corporation.

15.2	Withholdings. For greater certainty, all payments to be made pursuant to this Plan shall be subject to the withholding of all applicable taxes.

15.3	No Rights to Employment. Nothing in the Plan or any Option shall confer upon any Optionee any right to continue in the employ of the Corporation or any Affiliate or affect in any way the right of the Corporation or Affiliate to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or Affiliate to extend the employment of any Optionee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or Affiliate or any present or future retirement policy of the Corporation or any such Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or Affiliate. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

15.4	Reporting. To the extent required by law or regulatory policy necessary to allow Shares issued on exercise of an Option to be free of resale restrictions, the Corporation shall report the grant, exercise, or termination of the Option to the Toronto Stock Exchange and the appropriate securities regulatory authorities.

15.5	US Taxpayer Provision. The Plan and all actions by the Board in respect thereof with respect to any Options held by US Taxpayers under the Plan are intended to qualify for the exemptions from Code Section 409A provided in Treasury Regulations 1.409A-1(b)(5)(i)(A) and (B). The Plan shall at all times be construed in accordance with such intent.

16.	SHAREHOLDER AND REGULATORY APPROVAL

The Plan shall, to the extent required by Applicable Law, be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation in accordance with the Canada Business Corporations Act and to acceptance by the Toronto Stock Exchange.

17.	EFFECTIVE DATE AND TRANSITION

This Plan, originally approved and implemented by Agrium Inc. on March 15, 1995, as amended January 5, 1996, amended May 5, 1999, amended May 10, 2000, amended May 8, 2002, amended and restated effective January 1, 2004 (with shareholder approval at the Annual General Meeting of Shareholders held on April 28, 2004), amended May 9, 2005 (with shareholder approval at the Annual and Special General Meeting of Shareholders held on May 9, 2005), amended December 13, 2005, amended and restated effective February 21, 2007 (with shareholder approval at the Annual and Special Meeting of Shareholders held on May 9, 2007), amended and restated effective February 27, 2008, amended and restated effective December 12, 2008, amended and restated effective January 1, 2013, amended and restated effective January 1, 2014 (with shareholder approval at the Annual and Special Meeting of Shareholders held on May 7, 2014), amended and restated effective January 1, 2015, amended and restated effective January 1, 2016, and amended and restated effective January 1, 2018, has been assumed by the Corporation effective January 1, 2018, and shall continue in full force and effect as amended and restated effective January 1, 2018, as herein provided. Any Options outstanding and credited to an Optionee as of January 1, 2018 that have been assumed and exchanged by the Corporation effective January 1, 2018 shall be governed in accordance with their terms and by the provisions of this Plan, as amended and restated as of January 1, 2018, effective as of January 1, 2018.2 For greater certainty, any amendments to the Plan as of a specific date shall not apply retroactively to any Options that were granted prior to such date and that are no longer outstanding and credited to an Optionee as of such date.

18.	GENERAL

18.1	Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Alberta in the case of an Optionee who was last employed in Canada by the Corporation or an Affiliate. Any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the State of Colorado in the case of an Optionee who was last employed in the United States by the Corporation or an Affiliate.

18.2	Statutes, etc. Any reference to a statute, regulation, rule, instrument, or policy statement shall refer to such statute, regulation, rule, instrument, or policy statement as the same may be amended, replaced, or re-enacted from time to time.

18.3	Severability. If any provision of this Plan is determined to be void, the remaining provisions shall be binding as though the void parts were deleted.

18.4	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the singular shall include the plural and vice versa, as the context shall require.

18.5	Headings, Sections. Headings and captions used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

18.6	US Provision. Notwithstanding any other provision of this Plan, any Board action concerning the Plan and a US Taxpayer, or any Option granted hereunder to a US Taxpayer, shall satisfy the requirements of the exemptions from the application of Code Section 409A under Treasury Regulation 1.409A-1(b)(5).

[2]	The Board of Directors of the Corporation has resolved that no additional Options will be granted under the Plan from and after January 1, 2018.

SCHEDULE “A”

Defined Terms Applicable to Options Granted On or Before December 31, 2012

“Change in Ownership or Control” shall mean a change in the legal or effective control of the Corporation, the creation of a Control Block, or the coming into existence of a Controlling Party, in any manner whatsoever, whether as a result of, or in connection with, a take-over bid, amalgamation, arrangement, merger, other form of business combination, asset disposition, contested election of the Board, or any combination of the foregoing transactions, or otherwise; and without limiting the foregoing, a Change in Ownership or Control shall conclusively be deemed to have occurred upon the occurrence of any of the following events:

(i)	any acquisition, direct or indirect, of securities of the Corporation, any amalgamation, arrangement, merger, reorganization, or other business combination or any other transaction which results in a person or group of persons becoming a Controlling Party or which results in a Controlling Party holding securities in a number which would entitle the holder or holders thereof to cast 20% or more (a “Control Block”) of the votes attaching to all voting securities of the Corporation (or any resulting corporation) which may be cast to elect directors of the Corporation or any resulting corporation;

(ii)	the sale, lease, exchange, or other transfer or disposition, in a single transaction or a series of related transactions, of (a) assets of the Corporation having a market value equal to 50% or more of the market value of all of the assets of the Corporation or (b) assets comprising all or substantially all of a business segment or division of the Corporation (but only with respect to the Optionees responsible for such business segment or division);

(iii)	the liquidation, dissolution, or winding-up of the Corporation or any successor or any subsidiary or division, in a single transaction or a series of related transactions, which results in a distribution of (a) assets of the Corporation having a market value equal to 50% or more of the market value of all of the assets of the Corporation or (b) assets comprising all or substantially all of a business segment or division of the Corporation (but only with respect to the Optionees responsible for such business segment or division), or if the Corporation becomes bankrupt or insolvent;

(iv)	any amalgamation, arrangement, merger, reorganization, consolidation or other business combination or any other transaction, in a single transaction or a series of related transactions, unless (A) the total voting power represented by the voting securities entitled to vote in the election of directors of the Corporation immediately prior to the implementation of such a transaction (or first transaction in a series of related transactions) (the “Pre-Transaction Voting Securities”) represents at least 60% of the total voting power represented by the voting securities entitled to vote in the election of directors of the Corporation or any resulting entity (including any entity which owns the Corporation or all or substantially all of its assets) immediately after the implementation of such a transaction (or last transaction in a series of related transactions) (the “Post-Transaction Voting Securities”), and (B) the voting power among the holders of the Post-Transaction Voting Securities is in substantially the same proportion as the voting power among the holders of the Pre-Transaction Voting Securities;

(v)	a change in the composition of the Board, as a result of a contested election of directors, with the result that the persons who were directors of the Corporation prior to such contested election, together with any new directors of the Corporation whose election is proposed by management and endorsed by a majority of the members of the Board prior to the date of the election, do not constitute a majority of the directors elected in such election; or

(vi)	the Board adopts a resolution to the effect that, for purposes of this Plan, a change in control of the Corporation has occurred or is imminent. At the time that the Board considers any major acquisition or divestiture, it also shall consider whether the transaction, acquisition, or divestiture should be considered a change of control for the purposes of this clause.

For the purposes of this definition, “associate” and “person” shall have the meaning given to such terms in Sections 1(c) and 1(mm), respectively, of the Securities Act (Alberta).

For the purposes of this definition, “Controlling Party” means any person or any group of persons acting in concert, or associates or affiliates of any such person or group of persons, other than the Corporation or any subsidiary, which holds beneficially and/or of record, directly and/or indirectly, a Control Block or which participates in a transaction or series of transactions pursuant to which such person or group of persons acquires effective control of the Corporation.

A-2

SCHEDULE “B”

Defined Terms Applicable to Options Granted On and After January 1, 2013

For purposes of the Plan, a “Change in Ownership or Control” shall conclusively be deemed to have occurred upon the occurrence of any of the following events:

(i)	any acquisition, direct or indirect, of securities of the Corporation, or any amalgamation, arrangement, merger, reorganization, consolidation or other business combination or any other transaction which results in a person or group of persons becoming a Controlling Party;

(ii)	the sale, transfer or other disposition, in a single transaction or a series of related transactions within any 12 month period (including by way of the liquidation, dissolution, dividend, winding-up or other transaction of the Corporation or any successor or any subsidiary or division), of (a) fixed assets of the Corporation having a book value equal to 50% or more of the book value of all of the fixed assets of the Corporation, or (b) fixed assets comprising all or substantially all of a business segment or division of the Corporation (but only with respect to the executives responsible for such business segment or division); and for purposes hereof, book value shall be based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements of the Corporation;

(iii)	any amalgamation, arrangement, merger, reorganization, consolidation or other business combination or any other transaction, in a single transaction or a series of related transactions, unless (A) the total voting power represented by the voting securities entitled to vote in the election of directors of the Corporation immediately prior to the implementation of such a transaction (or first transaction in a series of related transactions) (the “Pre-Transaction Voting Securities”) represents at least 50% of the total voting power represented by the voting securities entitled to vote in the election of directors of the Corporation or any resulting entity (including any entity which owns the Corporation or all or substantially all of its assets) immediately after the implementation of such a transaction (or last transaction in a series of related transactions) (the “Post-Transaction Voting Securities”), and (B) the voting power among the holders of the Post-Transaction Voting Securities is in substantially the same proportion as the voting power among the holders of the Pre-Transaction Voting Securities;

(iv)	a change in the composition of the Board, as a result of a contested election of directors, with the result that the persons who were directors of the Corporation prior to such contested election, together with any new directors of the Corporation whose election is proposed by management and endorsed by a majority of the members of the Board prior to the date of the election, do not constitute a majority of the directors elected in such election; or

(v)	the Board adopts a resolution to the effect that, for purposes of the Plan, a change in ownership or control of the Corporation has occurred or is imminent. At the time that the Board considers any major acquisition or divestiture, it also shall consider whether the transaction, acquisition or divestiture should be considered a change of control for the purposes of this clause.

For the purposes of this definition, “associate” and “person” shall have the meaning described in Section 2(1) of the Canada Business Corporations Act.

For the purposes of this definition, “Controlling Party” means any person and/or group of persons acting jointly or in concert, including associates or affiliates of any such person and/or group of persons, other than the Corporation or any subsidiary, which holds beneficially and/or of record, directly and/or indirectly, securities in a number which would entitle the holder or holders thereof to cast 35% or more of the votes attaching to all voting securities of the Corporation (or any resulting corporation) which may be cast to elect directors of the Corporation or any resulting corporation.

B-2